Exhibit 99.12

         Avocent Reports Higher Sales and Net Income for Second Quarter


    HUNTSVILLE, Ala.--(BUSINESS WIRE)--July 21, 2005--Avocent Corporation (NASDAQ:AVCT) today reported higher sales for the second quarter ended July 1, 2005.
    "Our total sales rose to $89.5 million during the second quarter of 2005. We experienced a strong sequential rebound in sales in the second quarter, especially in our U.S. sales of branded products," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. "We also experienced excellent growth from international markets and our embedded solutions.
    "We stepped up certain marketing programs during the quarter to focus on new products, including the reintroduction of DSView3," continued Mr. Cooper. "The marketing programs had a positive impact on our second quarter sales as evidenced by the strong rebound in U.S. sales from the first quarter.
    "During the second quarter, we followed through on our commitment to narrow our research and development efforts by closing three satellite research and development offices and making other selected headcount reductions. In addition, we moved to realign our sales force slightly to better match our customers and markets. Our results for the quarter include approximately $1.3 million in severance costs related to these office closings and other headcount adjustments."

    Second Quarter Results

    Income prior to intangible amortization and merger-related expenses was $15.9 million, or $0.31 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $15.3 million, or $0.30 per diluted share, in the second quarter of 2004. (See "Use of Non-GAAP Financial Measures" discussion below.) Net adjustments to reconcile to GAAP net income were $4.8 million in the second quarter of 2005, including $6.6 million in intangible amortization and a $2.5 million tax benefit. Net adjustments to reconcile to GAAP net income were $28.7 million in the second quarter of 2004, including $6.4 million in amortization of intangible amortization, a $21.7 million charge for acquired in-process research and development expense related to OSA and a $1.7 million tax benefit.
    GAAP net income for the second quarter of 2005 was $11.1 million, or $0.22 per diluted share. This compares with a GAAP net loss of $13.4 million, or $0.27 per diluted share, in the second quarter of 2004.
    Net sales for the second quarter increased 2.0% to $89.5 million compared with sales of $87.8 million in the second quarter of 2004. Sales rose 16.6% sequentially from the first quarter of 2005 on the strength of higher OEM, branded and OSA sales. Branded sales declined 8.4% from the second quarter of 2004 and accounted for 51.1% of total sales. OEM sales increased 15.7% from the second quarter of 2004 and accounted for 48.9% of total second quarter 2005 sales. U.S. sales declined 0.1% to $52.8 million and international sales rose 5.2% to $36.7 million compared with the second quarter of 2004.
    "Demand for digital products remains strong and was a key factor in our margin growth this quarter," continued Mr. Cooper. "Digital product sales represented approximately 53% of revenues this quarter, up from 47% of revenues in the second quarter of last year."
    Gross profit for the second quarter of 2005 increased 4.4% to $52.8 million with a gross margin of 59.0%. This compared with gross profit of $50.6 million and a gross margin of 57.6% in the second quarter of 2004. The increase in gross profit was due to higher sales of digital, embedded and IPMI-enabled products.
    Research and development expenses increased 28.2% to $14.4 million, or 16.1% of sales, compared with $11.2 million, or 12.8% of sales, in the second quarter of 2004. This increase was due primarily to additional engineering teams added from the acquisitions of OSA and Sonic Mobility. R&D expense for the second quarter of 2005 also included approximately $800,000 in severance costs related to the closed offices.
    Selling, general and administrative expenses rose 9.0% to $24.0 million compared with $22.0 million in the second quarter of 2004. The increase included an increase in marketing costs related to new products, higher legal fees from the Raritan lawsuit prior to reaching the settlement and approximately $500,000 in severance costs related to realigning our sales force.
    Avocent's balance sheet and cash position remained strong as of July 1, 2005. The Company's cash flow from operations was approximately $21 million for the second quarter of 2005 with approximately $317 million in cash, cash equivalents and investments at the quarter's end. Avocent had no long-term debt as of July 1, 2005.

    Use of Non-GAAP Financial Measures

    Income prior to intangible amortization and merger-related expenses, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring gains and losses on sales or impairments of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

    Conference Call Information

    Avocent will provide an on-line, real-time Web-cast and rebroadcast of its second quarter results conference call to be held July 21, 2005. The live broadcast will be available on-line at www.avocent.com as well as www.vcall.com beginning at 10:00 a.m.
central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development, introduction, features, and benefits of new products and technologies, the size and growth of the current and future markets for these products and technologies (including our combined embedded KVM and IPMI solutions), and engineering and design activities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.



                          AVOCENT CORPORATION
            Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                   For the Quarter Ended July 1, 2005
                                    Operational Adjustments(1)  GAAP
                                    ----------- -----------  --------

Net sales                               $89,538               $89,538
Cost of sales                            36,711                36,711
                                     ----------- ----------- ---------
  Gross profit                           52,827           -    52,827

Research and development expenses        14,097         291    14,388
Selling, general and administrative
 expenses                                23,649         376    24,025
Amortization of intangible assets                     6,623     6,623
                                     ----------- ----------- ---------
  Operating income                       15,081      (7,290)    7,791

Income from settlement of lawsuit         5,000                 5,000
Other income (expense), net               1,954         (15)    1,939
                                     ----------- ----------- ---------
Income before income taxes               22,035      (7,305)   14,730

Provision for income taxes                6,148      (2,517)    3,631
                                     ----------- ----------- ---------
Net income                              $15,887     $(4,788)  $11,099
                                     =========== =========== =========

Earnings per share:
  Basic                                   $0.32                 $0.22
  Diluted                                 $0.31                 $0.22

Weighted average shares and common
 equivalents outstanding:
  Basic                                  49,475           -    49,475
  Diluted                                50,460         (43)   50,417


                                   For the Quarter Ended July 2, 2004
                                    Operational Adjustments(1)  GAAP
                                    ----------- -----------  --------

Net sales                               $87,796               $87,796
Cost of sales                            37,101         $95    37,196
                                     ----------- ----------- ---------
  Gross profit                           50,695         (95)   50,600

Research and development expenses        10,337         889    11,226
Acquired in-process research and
 development expense                          -      21,720    21,720
Selling, general and administrative
 expenses                                20,721       1,316    22,037
Amortization of intangible assets             -       6,412     6,412
                                     ----------- ----------- ---------
  Operating income (loss)                19,637     (30,432)  (10,795)

Other income (expense), net                 859         (15)      844
                                     ----------- ----------- ---------
Income (loss) before income taxes        20,496     (30,447)   (9,951)

Provision for income taxes                5,158      (1,717)    3,441
                                     ----------- ----------- ---------
Net income (loss)                       $15,338    $(28,730) $(13,392)
                                     =========== =========== =========

Earnings (loss) per share:
  Basic                                   $0.31                $(0.27)
  Diluted                                 $0.30                $(0.27)

Weighted average shares and common
 equivalents outstanding:
  Basic                                  49,065           -    49,065
  Diluted                                50,823      (1,758)   49,065


(1) Note: Adjustments relate to acquired in-process research and development expense from the OSA Technologies Inc. acquisition and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex, the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.






                          AVOCENT CORPORATION
            Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                 For the Six Months Ended July 1, 2005
                                   Operational  Adjustments(1)  GAAP
                                   -----------  -----------  --------

Net sales                             $166,343               $166,343
Cost of sales                           69,934                 69,934
                                    -----------  ----------- ---------
  Gross profit                          96,409            -    96,409

Research and development expenses       28,274          581    28,855
Selling, general and administrative
 expenses                               45,552          753    46,305
Amortization of intangible assets                    13,245    13,245
                                    -----------  ----------- ---------
  Operating income                      22,583      (14,579)    8,004

Income from settlement of lawsuit        5,000                  5,000
Other income (expense), net              3,909          (30)    3,879
                                    -----------  ----------- ---------
Income before income taxes              31,492      (14,609)   16,883

Provision for income taxes               8,285       (4,335)    3,950
                                    -----------  ----------- ---------
Net income                             $23,207     $(10,274)  $12,933
                                    ===========  =========== =========

Earnings per share:
  Basic                                  $0.47                  $0.26
  Diluted                                $0.46                  $0.25

Weighted average shares and common
 equivalents outstanding:
  Basic                                 49,859            -    49,859
  Diluted                               50,870          (51)   50,819



                                 For the Six Months Ended July 2, 2004
                                   Operational  Adjustments(1)  GAAP
                                   -----------  -----------  --------

Net sales                             $173,881               $173,881
Cost of sales                           72,989         $190    73,179
                                    -----------  ----------- ---------
  Gross profit                         100,892         (190)  100,702

Research and development expenses       19,591        1,063    20,654
Acquired in-process research and
 development expense                         -       28,210    28,210
Selling, general and administrative
 expenses                               40,446        1,926    42,372
Amortization of intangible assets                    11,174    11,174
                                    -----------  ----------- ---------
  Operating income (loss)               40,855      (42,563)   (1,708)

Other income (expense), net              2,011          (30)    1,981
                                    -----------  ----------- ---------
Income (loss) before income taxes       42,866      (42,593)      273

Provision for income taxes              11,412       (6,290)    5,122
                                    -----------  ----------- ---------
Net income (loss)                      $31,454     $(36,303)  $(4,849)
                                    ===========  =========== =========

Earnings (loss) per share:
  Basic                                  $0.64                 $(0.10)
  Diluted                                $0.62                 $(0.10)

Weighted average shares and common
 equivalents outstanding:
  Basic                                 48,958            -    48,958
  Diluted                               50,785       (1,827)   48,958


(1) Note: Adjustments relate to acquired in-process research and development expense from the OSA Technologies Inc. acquisition and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex, the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.





                         AVOCENT CORPORATION
                Condensed Consolidated Balance Sheets
                      (Unaudited, in thousands)

                                                   July 1,   Dec. 31,
                                                     2005      2004
                                                 ---------- ----------

Cash, cash equivalents
  and short-term investments                      $251,051   $239,799
Accounts receivable, net                            53,083     60,948
Inventories, net                                    22,807     21,232
Other current assets                                 8,203      5,923
Deferred income tax                                  6,377      6,720
                                                 ---------- ----------
  Total current assets                             341,521    334,622

Investments                                         65,783     91,547
Property and equipment, net                         39,221     39,896
Goodwill, net                                      269,992    269,892
Intangible assets, net                              20,896     33,981
Other assets                                           893        843
                                                 ---------- ----------
  Total assets                                    $738,306   $770,781
                                                 ========== ==========


Accounts payable and other accrued expenses        $16,506    $21,368
Income tax payable                                   9,426      8,494
Other current liabilities                           19,841     16,767
                                                 ---------- ----------
  Total current liabilities                         45,773     46,629

Non-current liabilities                              5,377     10,855

Total stockholders' equity                         687,156    713,297

                                                 ---------- ----------
  Total liabilities and stockholders' equity      $738,306   $770,781
                                                 ========== ==========






                          AVOCENT CORPORATION
                   Additional Financial Information
   (Unaudited, in thousands, except ratios and treasury share data)




Revenue by                         Quarter Ended     Six Months Ended
 Distribution Channel            July 1,   July 2,   July 1,   July 2,
                                  2005      2004      2005      2004
                               ---------- -------- --------- ---------

OEM                              $43,742  $37,806   $83,820   $73,182
Branded                           45,796   49,990    82,523   100,699
                               ---------- -------- --------- ---------
Total                            $89,538  $87,796  $166,343  $173,881
                               ========== ======== ========= =========



Revenue, Geographic                Quarter Ended     Six Months Ended
 Composition                     July 1,   July 2,   July 1,   July 2,
                                  2005      2004      2005      2004
                               ---------- -------- --------- ---------

United States                    $52,786  $52,860   $92,750  $104,050
International                     36,752   34,936    73,593    69,831
                               ---------- -------- --------- ---------
Total                            $89,538  $87,796  $166,343  $173,881
                               ========== ======== ========= =========



                                  Quarter Ended      Six Months Ended
Cash Flow Highlights             July 1,   July 2,   July 1,   July 2,
                                  2005      2004      2005      2004
                               ---------- -------- --------- ---------

  Cash provided by operations    $21,153  $19,159   $31,307   $32,542
  Depreciation expense             1,702    1,399     3,278     2,993
  Amortization of intangibles      6,622    6,412    13,245    11,174
  Capital expenditures             1,595    2,320     2,603     3,690
  Purchase of treasury shares     28,408        -    50,271         -


                                   As of    As of
                                   July 1,  July 2,
 Other Information                  2005     2004
                                ---------- --------

  Days of sales outstanding in
   accounts receivable              54.0     50.5
  Inventory turns for the
   quarter                           6.4      6.7
  Number of treasury shares
   purchased to date           1,875,000        -




    CONTACT: Avocent Corporation
             Dusty Pritchett, 256-217-1300
             or
             Teddy Blankenship, 256-217-1301